LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made effective February 27, 2009 (the “Effective Date”) by and between RemoteMDx, Inc., a Utah corporation (“RemoteMDx” or “Licensor”) and Volu-Sol Reagents Corporation, a Utah corporation (“Volu-Sol” or “Licensee”).  Each of Licensor and Licensee may be referred to herein as a “Party” or together as the “Parties.”

RECITALS:

WHEREAS, Licensor holds all rights in certain patents (as defined below, the “Patents”) and other intellectual property and has the right to grant the licenses contemplated by this Agreement;

WHEREAS, Licensor, under the Patents, has developed and holds all rights necessary to manufacture, market and distribute a GPS-based tracking and monitoring device used in the healthcare and personal security markets (collectively, the “Market”), such product and related versions thereof commonly known as MobilePAL (as defined below, the “Product”);

WHEREAS, Licensee is formerly a wholly-owned subsidiary of Licensor and Licensor divested Licensee in February 2009 (the “Spin-Off”);

WHEREAS, as part of the Spin-Off, Licensor assigned to Licensee all assets, tangible and intangible, related to the MobilePAL technology and business and the Product; and

WHEREAS, Licensor desires to grant to Licensee, and Licensee desires to accept, an exclusive, royalty-free, world-wide license to manufacture, market and distribute the Product and to otherwise exploit the Patents in the healthcare industry, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises set forth in this Agreement, the legal sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.             Grant of Exclusive Licenses and Other Rights

1.1           Exclusive Patent License. Licensor hereby grants to Licensee within the Market the exclusive, perpetual, royalty-free, irrevocable, worldwide, transferable, sublicensable license of all rights of any kind conferred by the Patents, including, without limitation, the rights of any kind to, or conferred by, the Patents to (a) use or otherwise practice any art, methods, processes, and procedures covered by the Patents, (b) make, have made, use, offer to sell, sell, import, and otherwise distribute or dispose of any inventions, discoveries, products, services, or technologies covered by the Patents, (c) otherwise exploit any rights granted in the Patents and/or any invention or discovery described in the Patents, and (d) exclude other Persons from exercising any of such rights.

1.2           Assignment of Causes of Action and Other Rights.  Licensor hereby assigns, transfers and conveys to Licensee for the Market all right, title and interest in and to:

(a)           Rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to any of the Patents and the inventions and discoveries therein;

(b)           All causes of action and enforcement rights of any kind (whether such claims, causes of action or enforcement rights are known or unknown; currently pending, filed, to be filed; or otherwise) under the Patents and/or under or on account of any of the Patents for past, current and future infringement of the Patents, including without limitation, all rights to (i) pursue and collect damages, profits and awards of whatever nature recoverable, (ii) injunctive relief, (iii) other remedies, and (iv) compromise and/or settle all such claims, causes of action and enforcement rights for such infringement by granting an infringing party a sublicense or otherwise; and

(c)           Rights to collect royalties or other payments under or on account of any of the Patents or any of the foregoing.

1.3           Product License.  Licensor hereby grants to Licensee for the Market, and Licensee accepts, an exclusive, perpetual, royalty-free, irrevocable, worldwide, transferable (subject to the provisions hereof), sublicensable license under the Licensed Intellectual Property to make, have made, market, distribute, sell and otherwise commercially exploit the Product, subject to all the terms and conditions of this Agreement.  As used in this Agreement, “exclusive” means that Licensor shall not, during the Term, have any right to make, have made, market, distribute, sell or otherwise commercially exploit the Product in the healthcare or personal safety industries or to authorize any affiliate or third party to do so.

1.4           Trademark Licenses.

(a)           Licensor hereby grants to Licensee for the Market, and Licensee accepts, an exclusive, perpetual, royalty-free, irrevocable, worldwide, transferable (subject to the provisions hereof), sublicensable license to use the Licensed Trademarks in connection with the Product, Product Marketing Materials relating to the Product, subject to the terms and conditions of this Agreement.  Licensee may, at its option, place Licensed Trademarks on the Product.

(b)           Licensee shall comply with Licensor’s policies and guidelines for use of the Licensed Trademarks, as such policies and guidelines may be issued and revised from time to time, and Licensee shall comply with proper legal standards.  The initial or most prominent use of a Licensed Trademark in all materials shall be followed by the appropriate trademark symbol (® or TM). Licensee acknowledges that the good will and value of the Licensed Trademarks and Licensor’s name may be adversely affected unless the Product and Product Marketing Materials that use any Licensed Trademark meet the quality standards of Licensor.  Upon written request from Licensor, Licensee shall submit to Licensor for review, within a commercially reasonable time, samples of requested Products or Product Marketing Materials that make use of the Licensed Trademarks.  If so requested in writing, Licensee shall make any reasonable changes to such materials, provided that Licensee shall have no obligation to cease use of or destroy materials where the use of the Licensed Trademarks does not vary materially from any trademark use guidelines that are developed by Licensee and Licensor and where the quality of the materials is reasonably consistent with the quality of such materials produced by or for Licensor.

1.5           Copyright License.  Promptly after the Effective Date and from time to time thereafter upon reasonable written request from Licensee, Licensor shall furnish Licensee with electronic data files of artwork and information to create materials for use in connection with the marketing, distribution and sale of the (“Product Marketing Materials”).  Licensor hereby grants to Licensee, and Licensee accepts, under Licensor’s copyrights and other Intellectual Property Rights relating to the Product Marketing Materials, an exclusive, perpetual, royalty-free, irrevocable, worldwide, transferable (subject to the provisions hereof), sublicensable right to use, reproduce, prepare derivative works (including translations) of, display and distribute the Product Marketing Materials in connection with the Product within the Market.  If Licensor objects in writing to any versions of the Product Marketing Materials prepared or used by Licensee, the Parties shall cooperate in good faith to resolve Licensor’s concerns.  Licensee agrees to place such notices on Product Marketing Materials and translated versions thereof as are reasonably requested by Licensor to protect its copyrights in such materials and in the Licensed Trademarks used therein.  Nothing in this Section 1.5 shall prevent or restrict Licensee from freely creating, distributing or using any marketing materials for the Product that do not incorporate the Licensed Trademarks and that do not infringe on Licensor’s copyrights or other Intellectual Property Rights.

1.6           Software License.  Licensor hereby grants to Licensee, and Licensee accepts, a non-exclusive, irrevocable, perpetual, royalty free, world-wide, sublicensable and transferable (subject to the provisions hereof) license to access, distribute, display, host, translate into local languages and otherwise commercially exploit the Software in connection with the manufacture, marketing, distribution and sale of Product. Licensor grants to Licensee a non-exclusive, non-sublicensable (except as provided herein) right to use the Source Code to correct, localize, adapt, revise and update the Source Code, and to compile and distribute object and executable code versions of the Software based upon such modified Source Code, provided that (i) Licensee may not disclose any Source Code to any third party other than a Sublicensee, and (ii) other than changes to the Software to localize it to other languages and to comply with local requirements, safety listings or other laws or regulations, Licensee shall obtain Licensor’s consent prior to distributing Products including such modifications to any third parties.  Licensee must strictly protect the Source Code as confidential.

1.7           Technology Transfer.  Licensor hereby grants to Licensee, and Licensee accepts, an exclusive, perpetual, royalty-free, irrevocable, worldwide, transferable (subject to the provisions hereof), sublicensable license to the Know How to make, have made, market, distribute, sell and otherwise commercially exploit the Product in the Market, subject to all the terms and conditions of this Agreement.

1.8           Sublicenses.  The exclusive license rights granted Licensee under this Agreement include the right to grant and authorize, from time to time and in Licensee's sole and absolute discretion, one or more sublicenses.  No sublicense granted to any Person pursuant to the terms of this Agreement will be terminable as a result of the termination of this Agreement.

2.             Closing

2.1           Deliverables.  Within thirty (30) days following the later of Effective Date or the date Licensee receives a Transmitted Copy of this Agreement executed by the Licensor, to the extent that Licensor has control of such documents, Licensor will deliver to Licensee copies of the Assignment Agreements and the Prosecution History Files, and copies of all files and original documents owned or controlled by Licensor, which include publicly available documents (including, without limitation, Assignment Agreements, copies of Letters Patent, and other documents necessary to establish that Licensor’s representations and warranties in Section 5 are true and correct) relating to the Patents (“Initial Deliverables”).  Licensor acknowledges and agrees that Licensee may request, and Licensor will promptly deliver, additional documents based on Licensee’s review of the Initial Deliverables (such additional documents, related information and the Initial Deliverables, collectively, the “Deliverables”) and the Deliverables, and that as a result of Licensee’s review, Exhibits A and B may be revised before and after the Closing to conform these lists to the definition of Patents (and these revisions may require the inclusion of additional provisional patent applications, patent applications, and patents on Exhibit A) and Trademarks.  Licensor shall not be obligated to provide any attorney client confidential information or attorney work product.

2.2           Closing.  Licensor and Licensee will use reasonable efforts to complete the review of the Deliverables and satisfy the conditions to closing described in paragraph 2.3 within thirty (30) calendar days following the later of the Effective Date or the date the last of the Deliverables was received by Licensee (the “Closing”), and Licensee may then record Memoranda of Exclusive License/Rights.

2.3           Closing Conditions.  The Closing will occur when Licensee determines that all the following conditions have been satisfied or waived:

(a)           Signature by Licensor.  Licensor timely executed this Agreement and delivered a Transmitted Copy of this Agreement to Licensee’s representatives by not later than May 28, 2009 at 5:00 p.m., Mountain Daylight Time and promptly delivered one (1) executed original of this Agreement to Licensee’s representatives.

(b)           Transmittal of Documents.  Licensor will have delivered to Licensee all the Deliverables.

(c)           Compliance With Agreement.  Licensor performed and complied in all respects with all of the obligations under this Agreement that are to be performed or complied with by it on or prior to the Closing.

(d)           Representations and Warranties True.  Licensee is satisfied that, as of the Effective Date and as of the Closing, the representations and warranties of Licensor contained in Section 5 are true and correct.

(e)           Patents Not Abandoned.  Licensee is satisfied that, as of the Effective Date and as of the Closing, none of the assets that are included in the Patents have expired, lapsed, been abandoned, or deemed withdrawn.

(f)           Delivery of Executed Memorandum.  Licensor will have delivered to Licensee executed and notarized Memoranda of Exclusive License/Rights.

The preceding conditions are conditions precedent to the Closing.

2.4           Further Cooperation.  At the reasonable request of Licensee, Licensor will execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting completely the consummation of the transactions contemplated hereby, including, without limitation, execution, acknowledgment and recordation of other such papers, and using reasonable efforts to obtain the same from the respective inventors, as necessary for fully perfecting and conveying unto Licensee the benefit of the transactions contemplated hereby, including, without limitation, providing and assisting in obtaining execution of any assignments, confirmations, powers of attorney, inventor declarations, and other documents that Licensee may request for prosecuting, maintaining, filing, obtaining issuance of, registering, enforcing, defending, or bringing any proceeding relating to the Patents.  To the extent any attorney-client privilege or the attorney work-product doctrine applies to any portion of the Prosecution History Files, Licensor will ensure that, if any such portion of the Prosecution History File remains under Licensor’s possession or control after the Closing, it is not disclosed to any third party unless (a) disclosure is ordered by a court of competent jurisdiction, after all appropriate appeals to prevent disclosure have been exhausted, and (b) Licensor gave Licensee prompt notice upon learning that any third party sought or intended to seek a court order requiring the disclosure of any such portion of the Prosecution History File.  In addition, Licensor will continue to prosecute, maintain, and defend the Patents at its sole expense.

3.             Filing, Prosecution and Maintenance of Patent Rights

3.1           Costs.  After the Closing, Licensor will continue to be solely entitled and responsible for the preparation, filing, prosecution, maintenance and defense of all Patents (except to the extent of any portion of the Patents abandoned pursuant to the terms of this Agreement).  In the event Licensor fails to fulfill its obligations under this Section 3.1, Licensee may undertake to prepare, file, prosecute, maintain and defense the Patents to the extent reasonably required to protect its interests under this Agreement and Licensor shall reimburse Licensee’s expenses incurred in connection with such actions.

3.2           Copies of Prosecution Documents.  Each Party will, upon the other Party’s reasonable written request, provide such other Party with a copy of documents received or filed by it pertaining to the filing, prosecution, maintenance or defense of Patents, including, without limitation, each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent issuing from such patent application.

3.3           Conduct of Prosecution.  Licensor will execute and deliver to Licensee one or more memoranda in the form of the Memoranda of Exclusive License/Rights and will execute at least one such memorandum prior to the Closing.  The conduct of the preparation, filing, prosecution, maintenance, and defense of the Patents will be under Licensee’s exclusive control and discretion.  Licensee will consult with Licensor on such matters from time to time on Licensor’s reasonable request.  At the reasonable request of Licensee, Licensor will execute and deliver to Licensee such other instruments, and do and perform such other acts and things, as may be reasonably necessary or desirable for confirming in Licensee exclusive right to prosecute, maintain, defend, file, obtain issuance, register, enforce, defend, or bring any proceeding relating to the Patents including, without limitation, execution, acknowledgment and recordation of such papers necessary to convey to Licensee any right or power of attorney in the United States Patent and Trademark Office or other governmental patent office, in respect to prosecution, maintenance, defense, filing, issuance, or registration of the Patents.

3.4           Abandonment of License to Patents.  Licensee will at any time be entitled to abandon its license and other rights to all or any part of the Patents by providing at least thirty (30) days’ advance written notice of such intention to Licensor; provided, Licensee will give such notice not less than sixty (60) days prior to the last allowable date for filing or taking any other action required with respect to such portion of the Patents.  From and after providing such notice of abandonment, Licensee will have no further obligation with respect to such abandoned portion of the Patents.  Any sublicense granted with respect to any Patents abandoned hereunder will not be terminated or altered as a result of such abandonment, provided that such sublicense was granted prior to the effectiveness of such abandonment.

3.5           Licensor’s Assistance.  Licensor will provide Licensee with such advice and assistance as Licensee will reasonably request in connection with the filing, prosecution, maintenance, or defense of the Patents.  Licensee will not be responsible for any costs incurred by Licensor without Licensee’s prior written agreement to bear such costs.

4.             Enforcement of Patents

4.1           Enforcement. Licensee will have the right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to infringement of the Patents, using counsel of its choice, including any declaratory judgment action arising from such infringement.  In the event Licensee exercises its right to commence such action or proceeding, Licensee will use reasonable efforts to advise Licensor prior to such commencement.  Thereafter, on Licensor's written request no more frequently than every two (2) months, Licensee will report to Licensor reasonable, nonprivileged information on the status of the action or proceeding commenced by Licensee.  Licensor does not have and/or retain any right to, and will not, institute any case, action or other enforcement proceeding with respect to infringement of the Patents.

4.2           Joinder; Cooperation in Litigation.  This Agreement transfers to Licensee all substantial rights under the Patents for the purposes indicated herein and, as a result, Licensee has the right to bring any future action or proceeding to enforce claims under the Patents in its own name, without naming Licensor as a party thereto.  However, if necessary or desirable in Licensee's sole discretion, Licensee may name Licensor as a party in any action or proceeding to enforce the Patents.  If Licensee finds it necessary or desirable, Licensor will execute all papers or perform any other acts or provide any assistance, at Licensee's expense, toward pursuing such action or proceeding, as reasonably required by Licensee.  Licensor will use its best efforts to ensure that any Licensor personnel will be available to cooperate, at Licensee's expense, toward pursuing such action.

4.3           Damages for Breach.  In the event of a material breach of this Agreement by Licensee, subject to the terms and conditions of this Agreement, Licensor may seek exclusively money damages pursuant to the terms and conditions of this Agreement.  In no event, however, will Licensor be entitled to take any action or direct any proceeding with respect to the Patents without Licensee’s express consent and direction unless and until there has been a termination of the Term because of Licensee's proven, continuing and uncured breach.

5.             Representations and Warranties of Licensor

Licensor represents and warrants to Licensee as of the Effective Date and as of the Closing:

5.1           All Substantial Rights.  Licensor intends by this Agreement to transfer to Licensee all substantial rights under the Patents.

5.2           Authority.  Licensor has the full power and authority and has obtained all third party consents, approvals, and/or authorizations required to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the assignment to Licensee of all causes of action with respect to the Patents.

5.3           Title and Contest.  Licensor owns, and as of the Closing Licensee will hold, all right, title and interest to each right conferred under this Agreement with respect to the Patents, including, without limitation, all rights, title, and interest in and to the causes of action assigned by this Agreement.  Licensor has obtained and properly recorded previously executed assignments for the Patents as necessary to fully perfect its rights and title therein in accordance with governing law and regulation in each jurisdiction.  Each right conferred under this Agreement with respect to the Patents is free and clear of all liens, mortgages, security interests, and restrictions on transfer.  There are no actions, suits, investigations, claims, or proceedings threatened, pending or in progress relating in any way to any right conferred under this Agreement with respect to the Patents.  There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to or in any Person to acquire any Patents.

5.4           Existing Licenses and Restrictions on Rights.  No rights, interests, or licenses have been granted under any Patents or retained by prior owners or inventors.  Licensee will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of any of Patents or the related causes of action as a result of the transactions contemplated in this Agreement or any prior transaction related to the Patents or the Abandoned Assets.

5.5           Validity and Enforceability.  None of the Patents has been found invalid, unpatentable, or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding; and Licensor does not know, has not received any notice or claim from any source suggesting that, the Patents are invalid, unpatentable, or unenforceable.  To the extent “small entity” fees were paid to the United States Patent and Trademark Office for any of the Patents, such reduced fees were then appropriate because the payor qualified to pay “small entity” fees at the time of such payment and specifically had not licensed rights in the any of the Patents to an entity that was not a “small entity.”

5.6           Conduct.  Licensor and its representatives have not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Patents or hinder its enforcement, including, without limitation, misrepresenting Licensor’s patent rights to a standard-setting organization.

5.7           Enforcement.  Licensor has not (a) put a third party on notice of actual or potential infringement of any of the Patents or (b) initiated enforcement action(s) with respect to any of the Patents.

5.8           Patent Office Proceedings.  None of the Patents has been or is currently involved in any re-examination, reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or threatened.

5.9           Fees.  All maintenance fees, annuities and the like due or payable on each of the Patents have been timely paid.  For the avoidance of doubt, Licensor shall pay any maintenance fees for which the fee is payable (e.g., the fee payment window opens) on or prior to the Closing even if the surcharge date or final deadline for payment of such fee would be after the Closing.

6.             Representations and Warranties of Licensee

Licensee represents and warrants to Licensor as of the Effective Date and the Closing:

6.1           Authority.  Licensee is duly organized and validly existing under the laws of the jurisdiction of its formation and has full power and authority to enter into this Agreement and to carry out the provisions hereof.

6.2           Due Authorization.  Licensee is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.  The individual executing this Agreement on Licensee’s behalf has been duly authorized to do so by all requisite corporate action.

7.             Disclaimer of Representations and Warranties; Limitation of Liability; Exclusions From Damages

7.1           Disclaimer of Representations and Warranties.  NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY EXCEPT FOR THEIR RESPECTIVE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 5 AND 6, AND EACH PARTY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.   EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5, LICENSOR GIVES LICENSEE NO ASSURANCE (A) REGARDING THE PATENTABILITY OF ANY CLAIMED INVENTION IN, OR THE VALIDITY, OF ANY PATENT; OR (B) THAT LICENSEE’S OR ITS SUBLICENSEES’  MANUFACTURE, USE, SALE, OFFERING FOR SALE, IMPORTATION, EXPORTATION OR OTHER DISTRIBUTION OF ANY PRODUCT OR METHOD DISCLOSED AND CLAIMED IN ANY PATENT BY LICENSEE OR ANY SUBLICENSEE OR ANYONE ELSE WILL NOT CONSTITUTE AN INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

7.2           Limitation of Liability.  EXCEPT IN THE EVENT OF BREACH OF ANY OF THE PRIMARY WARRANTIES BY LICENSOR OR LICENSOR’S INTENTIONAL MISREPRESENTATION, NEITHER PARTY’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL EXCEED $1,000,000.  THE PARTIES ACKNOWLEDGE THAT THE FOREGOING LIMITATION ON POTENTIAL LIABILITY WAS AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

7.3           Exclusion of Certain Damages.  NEITHER PARTY WILL HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), REPRESENTATION, STRICT LIABILITY OR PRODUCT LIABILITY), FOR COVER OR FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL, MULTIPLIED, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OR LOSS OF REVENUE, PROFIT, SAVINGS OR BUSINESS ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT, EVEN IF A PARTY OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THE PARTIES ACKNOWLEDGE THAT THESE EXCLUSIONS OF POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

7.4.           Compliance with Laws.  Notwithstanding anything contained in this Agreement to the contrary, the obligations of the Parties with respect to the consummation of the transactions contemplated by this Agreement shall be subject to all laws, present and future, of any government having jurisdiction over the Parties and this transaction, and to orders, regulations, directions or requests of any such government.

7.5           Confidentiality of Terms.  The Parties hereto will keep the terms and existence of this Agreement and the identities of the Parties hereto and their affiliates confidential and will not now or hereafter divulge any of this information to any third party except (a) with the prior written consent of the other party; (b) as otherwise may be required by law or legal process, including, without limitation, in confidence to legal and financial advisors in their capacity of advising a Party in such matters; (c) during the course of litigation, so long as the disclosure of such terms and conditions is restricted in the same manner as is the confidential information of other litigating parties; (d) in confidence to its legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with its obligations under this Agreement; (e) by Licensee, in order to perfect Licensee’s interest in the Patents or the Abandoned Assets with any governmental patent office (including, without limitation, recording Memoranda of Exclusive License/Rights in any governmental patent office); or (f) to enforce Licensee’s rights and interest in the Patents, the causes of action transferred under this Agreement, or the Abandoned Assets; provided, in (b) through (d) above, (i) to the extent permitted by law, the disclosing Party will use all legitimate and legal means available to minimize the disclosure to third parties, including, without limitation, seeking a confidential treatment request or protective order whenever appropriate or available; and (ii) the disclosing Party will provide the other Party with at least ten (10) days’ prior written notice of such disclosure.  Without limiting the foregoing, Licensor will cause its agents involved in this transaction to abide by the terms of this paragraph, including, without limitation, ensuring that such agents do not disclose or otherwise publicize the existence of this transaction with actual or potential clients in marketing materials or industry conferences.  In the event of any breach or default, threatened or otherwise, under this paragraph, the Parties acknowledge and agree that damages alone would be insufficient to compensate for any such breach or default and that irreparable harm would result from such breach or default.  Consequently, in the event of any such breach or default, or any threat of such breach or default by either Party, the other Party will be entitled to temporary or permanent injunctive relief, specific performance and such other equitable relief as may be appropriate in the circumstances in order to restrain or enjoin such breach or default.  These remedies will not be the exclusive remedies for violation of the terms of the confidentiality obligations contained in this paragraph but will be in addition to all other remedies available to the Parties at law or in equity.

8.            Licensor’s Services.

8.1           Transfer of Know How.  Within thirty (30) days of the Effective Date, Licensor shall make available and disclose to Licensee or its designated representatives all Know How in Licensor’s possession, custody or control.  In addition, Licensor shall promptly disclose to Licensee all additional Know How as it becomes available after the Effective Date.

8.2           Monitoring; Software.

(a)           Monitoring Services.  At the request of Licensee or any Sublicensee of Licensee, Licensor shall assist Licensee or provide at Licensor’s facilities a dedicated monitoring and data center infrastructure supporting all in-service Product devices in Licensee’s Market for up to 5,000 customers of Licensee (or its Sublicensees, as the case may be).  In consideration of such monitoring services by Licensor, Licensee (or its Sublicensee, as the case may be) shall pay Licensor such fees as the Parties may mutually agree in writing.

(b)           Software Services.  As part of the services to be provided at the request of Licensee or its Sublicensees under this Section 8, Licensor shall set forth the requirements to deliver and install the Software and Third Party Software in Licensee’s computer environment, including specifications of all hardware required by Licensee to the extent necessary to permit the monitoring services to be provided for Licensee’s Products.  Prior to the date on which the Software is to be delivered and installed, the Parties shall agree in writing on the criteria for testing and demonstrating that the Software is compatible and works with the Licensee’s (or Sublicensee’s) Products in their respective hosted environment.  In addition to any criteria agreed upon by the parties in writing, Licensor warrants that, at the time the Software is delivered and installed, such Software, including Third Party Software that is then part of Licensor’s application, will operate in Licensee’s environment in substantially the same way as such Software operates in Licensor’s hosted environment.  If the Software does not meet such standards in the Licensee’s hosted environment, Licensor shall, at its own expense, correct the Software so that it functions according to the standards provided.  If Licensor is unable to make the required changes, Licensee may engage its own software developers, subject to the terms and conditions of this Agreement, to make appropriate fixes to the Software, and Licensee shall have the right to set off all such reasonable expenses against payments required to be made by Licensee under this Agreement.

(c)           Upgrades.  On at least a quarterly basis, Licensor shall notify Licensee in writing of any upgrades or modifications to the Software or the Product developed by Licensor (directly or indirectly) that have been made available to its own customers (including any bug-fixes) (each an “Upgrade”).  Licensor shall (a) describe such Upgrades and their purpose or functionality in detail in such notice, and (b) without any additional charge to Licensee, provide the Upgrade to Licensee in the format agreed upon by the parties, so that such Upgrade may be used by Licensee according to the terms of this Agreement.  Any Upgrade to Products or Software shall be deemed part of the Product or Software for purposes of this Agreement.  Licensor reserves the right to modify the Product at any time.  Licensee may continue to distribute the prior version of any Product but will use reasonable efforts to adopt an Upgrade when feasible.  If Licensor includes Third Party Software in any Upgrade, Licensor shall use commercially reasonable efforts to ensure the interoperability of such Third Party Software with the Software as it then exists.

(d)           Additional Assistance.  From time to time, Licensee may request the services of Licensor for any training, technical support assistance, marketing assistance, custom development, and other services.  Licensor shall give reasonable consideration to such requests, and the parties will reasonably cooperate to agree upon the assistance to be provided by Licensor, subject to payment as described in Section 8.2(e).

(e)            Professional Services Rates and Fees.  Except as expressly provided in this Agreement, Licensee agrees to pay Licensor for any training, technical support assistance, marketing assistance, custom development, and other services provided by Licensor to Licensee or its customers under this Agreement at reasonable rates agreed upon by such parties in writing.  Licensee agrees to reimburse Licensor for its reasonable travel expenses, provided that Licensee may adopt reasonable travel policies from time to time regarding expenses that will be reimbursed.

9.             Definitions

Capitalized terms used in this Agreement that are not otherwise defined have the meanings set forth in this Section.

“Affiliate” means, with respect to any Person, any Entity in whatever country organized that controls, is controlled by or is under common control with such Person.  The term “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an Entity, whether through the ownership of voting securities, by contract or otherwise.

“Assignment Agreements” means the agreements assigning to Licensor ownership of the Patents and the Abandoned Assets from the inventors and/or any prior owners to Licensor.

“Closing” has the meaning set forth in paragraph 2.2.

“Effective Date” means the date set forth as the Effective Date in the Preamble of this Agreement.

“Entity” means any corporation, partnership, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, governmental entity (or any department, agency, or political subdivision thereof) or any other legal entity.

“Licensed Products” means any product sold by Licensee which would otherwise infringe one or more claims of a Patent.

“Know How” means the accumulation of skills, processes, information, experience and documents related to the Patents and needed to enable Licensee, itself or through third-party sublicensees, to utilize the technology licensed hereunder to manufacture, service and sell the Products, including, but not limited to, any and all materials, technical information, blueprints, process documents, drawings, CAD-CAM and other electronic files, supplier lists, specifications, trade secrets, know how, techniques, discoveries, processes, procedures, methods, protocols, designs, diagrams, test results, studies, raw material sources, data, formulation, production technology and other such materials.

“Memoranda of Exclusive License/Rights” means one or more documents in substantially the form of Exhibit C, which form may be adjusted for the requirements of the particular government patent office, that memorialize the license and other rights transferred to Licensee by this Agreement

“Patent” or “Patents” means (a) all patents listed in Exhibit A and the inventions therein described {the “Inventions”); (b) the entire right, title and interest in said Invention in the listed patents and any related patent applications, and in all divisionals, continuations and continuations-in-part of the applications, or reissues or extensions of Letters Patent or patents granted thereon, and in all corresponding applications filed in any and all jurisdictions and/or countries foreign to the United States, and in all patents issuing thereon in the United States and/or foreign jurisdictions or countries; (c) the entire right, title and interest to any and all developed ideas, trade secrets, confidential information, and copyrightable matter directly related to said Invention; and (d) all extensions, modifications, new developments, improvements, supplements, technical data, scientific know-how, and all other property, legal, equitable, and contractual rights directly and indirectly relating to said Invention, whether now existing or hereafter arising.

“Person” means any individual or Entity.

“Primary Warranties” means, collectively, the representations and warranties of Licensor set forth in Section 5 hereof.

“Prosecution History Files” means the names, addresses, email addresses, and phone numbers of prosecution counsel and agents, and all files, documents and tangible things, as those terms have been interpreted pursuant to rules and laws governing the production of documents and things, constituting, comprising or relating to the investigation, evaluation, preparation, prosecution, maintenance, defense, filing, issuance, registration, assertion or enforcement of the Patents.

“Transmitted Copy” has the meaning set forth in paragraph 10.14.

10.           Miscellaneous

10.1          Indemnification.  Licensee shall defend (with legal counsel selected and retained by Licensee and approved by Licensor, which approval shall not be unreasonably withheld), indemnify and hold harmless Licensor, its governors, regents, directors, officers, employees, agents and their respective successors, assigns and heirs (“Indemnitees”) against any and all claims, suits and legal actions by any third party (“Claims”), based upon any theory of liability (including, without limitation, warranty, strict liability or tort, and regardless of any factual basis), arising out of the exercise of any rights under this Agreement to the Patents by Licensee or any of its Affiliates, successors or assigns, or by any sublicensee of Licensee, all subject to the following:

(a)           Indemnitees shall give Licensee written notice of the Claim which any Indemnitee desires Licensee to defend, indemnify and hold harmless under this Agreement promptly after any Indemnitee receive notice thereof along with sufficient information for Licensee to identify the Claim.  Indemnitees shall not settle or compromise any such Claim without the prior written consent of Licensee.  Indemnitees shall cooperate and provide such assistance (including, without limitation, testimony and access to documentation within the possession or control of any Indemnitee) as Licensee may reasonably request in connection with Licensee's defense, settlement and satisfaction of the Claim; provided that Licensee shall pay or reimburse all of the costs and expenses reasonably incurred by Indemnitees to provide any such cooperation and assistance in accordance with Licensee's request.

(b)           As part of Licensee's obligation to defend, indemnify and hold harmless Indemnitees, Licensee shall pay any and all (i) costs and expenses reasonably incurred by Licensee in connection with the defense, settlement or satisfaction of any Claim (including, without limitation, any amounts agreed to by Licensee in settlement of the Claim) and (ii) amounts required by any judgment or order of any court to be paid by Indemnitees as damages or other relief based upon the Claim; provided that Indemnitees have complied with their obligations under (a) above with respect to the Claim.

(c)           Licensee shall not be obligated to defend, indemnify or hold harmless any Indemnitee against any Claim or related costs and expenses, if and to the extent the Claim arises out of any breach of this Agreement by Licensor (including, without limitation, any breach of Licensor's representations and warranties set forth in Section 5).

(d)           Licensee shall be entitled to a credit against future royalties or other amounts payable by Licensee to Licensor under this Agreement in an amount equal to any out-of-pocket amounts expended by Licensee in the specific defense of claims levied against Licensor, or Licensee where Licensor is a named party in the claim, by the claimant.

Except as specifically provided in (a) and (b) above, Licensee shall not have any obligation to pay or reimburse any costs or expenses (including, without limitation, any fees or expenses of any legal counsel retained by any Indemnitee), unless otherwise agreed in writing by Licensee.

10.2           Relationship of Parties.  The Parties hereto are independent contractors.  Nothing in this Agreement will be construed to create a partnership, joint venture, franchise, fiduciary, employment or agency relationship between the Parties.  Neither Party has any express or implied authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.

10.3           Assignment; Successors.  The terms and conditions of this Agreement will inure to the benefit of Licensee, its successors, assigns and other legal representatives, and will be binding upon Licensor, its successors, assigns, and other legal representatives.  Without Licensor’s consent, Licensee may assign, in whole or in part, this Agreement, and/or any license or other rights Licensee acquires hereunder, to its Affiliates.  Licensor will not unreasonably withhold or delay its consent to any other assignment requested by Licensee of this Agreement, in whole or in part, or of any license or other rights Licensee acquires hereunder.

10.4           Survival/Effect of Termination.  No termination of this Agreement will relieve a breaching Party of its obligations arising prior to such termination.

10.6           Export Controls.  It is understood and agreed that to the extent Licensor is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities, and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations.  The transfer of certain technical data and commodities may require a license from the responsible agency of the United States Government and/or written assurances by Licensee that Licensee will not export data or commodities to certain foreign countries without prior approval of such agency.  Licensor neither represents that a license will not be required nor that, if required, it will be issued.

10.7           Governing Law. Any claim arising under or relating to this Agreement will be governed by the laws of the State of Utah, without regard to choice of law principles to the contrary.

10.8           Dispute Resolution.  The Parties hereby waive their respective rights to seek remedies in court, and will resolve any and all claims, disputes, or controversies relating in any way to, or arising out of, this Agreement, including, without limitation, any breach or threatened breach of this Agreement (“Disputes”), as follows:

(a)           The Party raising the Dispute shall promptly provide the other Party with a written notice describing the nature of the Dispute in reasonable detail (a “Dispute Notice”).  During the thirty (30) day period after a Party’s receipt of a Dispute Notice, the Parties will commence discussions to attempt to resolve the Dispute.

(b)           If the Parties cannot timely resolve the Dispute through negotiation, before resorting to arbitration the Parties will try in good faith to settle the Dispute by mediation before a mutually agreed mediator in Utah.  The mediation will be conducted in English and administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Procedures.  If the Parties are unable to agree upon a mutually acceptable mediator, the AAA will appoint a qualified mediator.  The mediation proceeding shall take place on the earliest practicable date following the submission of a request for mediation by either Party, which request shall be submitted within sixty (60) days after a Party’s receipt of a Dispute Notice.

(c)           If the Dispute is not resolved through mediation within thirty (30) days after the mediation hearing, the Parties will submit the Dispute to final and binding arbitration administered by the AAA under its Commercial Arbitration Rules.  The arbitrator may enter a default decision against any Party who fails to participate in the arbitration proceedings.

(i)           The arbitration will be conducted before a mutually agreed panel of three neutral (3) arbitrators in Utah.  If the Parties are unable to agree upon a mutually acceptable panel of three (3) arbitrators, the panel will be selected by the AAA.

(ii)           The arbitration hearing will be conducted in English, and under no circumstances will the arbitration hearing extend for more than one (1) business day.  The award shall be rendered within one hundred twenty (120) days of the demand and the arbitrators shall agree to comply with this schedule before accepting appointment.  The Parties have included these time limits to expedite the proceeding, but they are not jurisdictional, and the arbitrator may for good cause permit reasonable extensions which shall not affect the validity of the award.

(iii)           All documents and information relevant to the Dispute in the possession of any Party shall be made available to the other Party not later than sixty (60) days after the demand for arbitration is served, and the arbitrator may permit such depositions or other discovery deemed necessary for a fair hearing.

(iv)           The Parties agree that the arbitration method to be employed by the Parties will be "baseball arbitration," in which case each Party will submit to the arbitrators and exchange with each other in advance of the hearing their last, best offers and the arbitrators will be limited to awarding only one or the other of the two figures submitted.

(v)           The arbitrators’ award may be entered and enforced in any court with competent jurisdiction and will be nonappealable.  Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrator's decision permitted under this Agreement.

(vi)           The costs of the arbitration proceeding, including reasonable attorneys’ fees and costs, will be determined by the arbitrators, who may apportion costs equally, or in accordance with any finding of fault or lack of good faith of either Party.

(vii)           To the fullest extent permitted by law, no arbitration under this Agreement shall be joined to any other arbitration, and no class arbitration proceedings shall be permitted.

(viii)          Except as may be required by law, neither a Party nor any arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

Notwithstanding the foregoing, nothing in this paragraph 10.8 will be construed to waive any rights of timely performance of any obligations existing under this Agreement through the Closing.

10.9           Notices and Payment Delivery.  All notices required or permitted to be given hereunder will be in writing, will make reference to this Agreement and will be delivered by hand, or dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, to the addresses set forth on the cover page of this Agreement.  Such notices will be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery.  Either Party may give written notice of a change of address to the other.  After notice of such change has been received, any notice or request will thereafter be given to such Party at such changed address.

10.10         Remedies.  Licensor's sole and exclusive remedy in the event of any claim, dispute, or controversy under this Agreement will be the recovery of money damages, subject to the disclaimer and limitations set forth in this Agreement.

10.11         Severability.  If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate the original objective.

10.12         Waiver.  Failure by either Party to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the Parties.

10.13         Miscellaneous.  This Agreement, including its exhibits, constitutes the entire agreement between the Parties with respect to the subject matter hereof and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions.  Neither of the Parties will be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein.  The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  No oral explanation or oral information by either Party hereto will alter the meaning or interpretation of this Agreement.  No amendments or modifications will be effective unless in a writing signed by authorized representatives of both Parties; provided, however, that, both prior to and after the Closing, Licensee may update Exhibits A and B, based on its review of the Deliverables, by providing updated Exhibits A and B to Licensor.  The terms and conditions of this Agreement will prevail notwithstanding any different, conflicting or additional terms and conditions that may appear on any letter, email or other communication or other writing not expressly incorporated into this Agreement.

10.14          Counterparts; Electronic Signature. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument.  Each Party will execute and promptly deliver to the other Party a copy of this Agreement bearing the original signature.  Prior to such delivery, in order to expedite the process of entering into this Agreement, the Parties acknowledge that a Transmitted Copy of this Agreement will be deemed an original document.  “Transmitted Copy” means a copy bearing a signature of a Party that is reproduced or transmitted via email of a .pdf file, photocopy, facsimile, or other process of complete and accurate reproduction and transmission.

[Remainder of Page Intentionally Left Blank.]

In witness whereof, intending to be legally bound, the Parties have signed below to enter into this Agreement as of the Effective Date.

LICENSOR: REMOTEMDX, INC. By: /S/ David Derrick Name: David Derrick Title: CEO	LICENSEE: VOLU-SOL REAGENTS CORPORATION By: /S/ James Dalton Name: James Dalton Title: C.E.O.

Effective Date:  February 27, 2009

EXHIBIT A

PATENTS BEING LICENSED

Patent or Application No.	Country	Issue/Filing Date	Title of Patent
11/486,989	United States	Pending 7/14/2006	Remote Tracking Device and System and Method for Two-Way Voice Communication Between Device and a Monitoring Center
11/486,991	United States	Pending 7/14/2006	Remote Tracking System and Device with Variable Sampling
11/830,398	United States	Pending 7/30/2007	Methods for Establishing Emergency Communications Between a Communications Device and a Response Center

EXHIBIT B

LICENSED TRADEMARKS

[None]

EXHIBIT C

MEMORANDUM OF EXCLUSIVE LICENSE/RIGHTS

RemoteMDx, Inc., a Utah corporation, having offices at 150 West Civic Center Drive, Sandy, Utah 84070 (“Licensor”), has granted to Volu-Sol Reagents Corporation, a Utah corporation, having an office at 5095 West 2100 South, West Valley City, Utah 84120 (“Licensee”), the exclusive, irrevocable, perpetual, worldwide, transferable, sublicensable, license of all rights of any kind conferred by the patents, patent applications, and provisional patent applications listed in the table below for the healthcare and personal safety industries/markets:

Patent or Application No.	Country	Issue/Filing Date	Title of Patent
11/486,989	United States	Pending 7/14/2006	Remote Tracking Device and System and Method for Two-Way Voice Communication Between Device and a Monitoring Center
11/486,991	United States	Pending 7/14/2006	Remote Tracking System and Device with Variable Sampling
11/830,398	United States	Pending 7/30/2007	Methods for Establishing Emergency Communications Between a Communications Device and a Response Center

including, without limitation, the rights of any kind to, or conferred by, the Patents (defined below) to (a) use or otherwise practice any art, methods, processes, and procedures covered by the Patents, (b) make, have made, use, offer to sell, sell, import, and otherwise distribute or dispose of any inventions, discoveries, products, services, technologies or services covered by the Patents, (c) otherwise exploit any rights granted in the Patents and/or any invention or discovery described in the Patents, and (d) exclude other Persons from exercising any of such rights.

The “Patents” include all right, title, and interest that exist today and may exist in the future in and to any and all of the following:

 (a) all patents listed in Exhibit A and the inventions therein described {the “Inventions”);

 (b) the entire right, title and interest in said Invention in the listed patents and any related patent applications, and in all divisionals, continuations and continuations-in-part of the applications, or reissues or extensions of Letters Patent or patents granted thereon, and in all corresponding applications filed in any and all jurisdictions and/or countries foreign to the United States, and in all patents issuing thereon in the United States and/or foreign jurisdictions or countries;

(c) the entire right, title and interest to any and all developed ideas, trade secrets, confidential information, and copyrightable matter directly related to said Invention; and

(d) all extensions, modifications, new developments, improvements, supplements, technical data, scientific know-how, and all other property, legal, equitable, and contractual rights directly and indirectly relating to said Invention, whether now existing or hereafter arising.

Licensor has also assigned, transferred and conveyed to Licensee all right, title, and interest in and to:

(x)           rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to any of the Patents and the inventions and discoveries therein for the markets indicated herein;

(y)           all causes of action and enforcement rights of any kind (whether such claims, causes of action or enforcement rights are known or unknown; currently pending, filed, to be filed, or otherwise) under the Patents and/or under or on account of any of the Patents for past, current and future infringement of the Patents, including without limitation, all rights to (i) pursue and collect damages, profits and awards of whatever nature recoverable, (ii) injunctive relief, (iii) other remedies, and (iv) compromise and/or settle all such claims, causes of action and enforcement rights, for such infringement by granting an infringing party a sublicense or otherwise for the markets indicated herein; and

(z)           rights to collect royalties or other payments under or on account of any of the Patents or any of the foregoing.

The preparation, filing, prosecution, maintenance and defense of the Patents will be under Licensee’s exclusive control and discretion, in all pertinent governmental patent offices anywhere in the world, for the markets indicated.

Licensor hereby irrevocably grants Licensee the exclusive power to grant one or more powers of attorney with respect to the Patents and the exclusive discretion to transfer that right to Licensee's agent(s) or representative(s) that Licensee may designate one or more time, now or in the future for the markets indicated.  Licensor understands that execution of this document confers on any attorney(s) or agent(s) to whom Licensee may grant a power of attorney the exclusive right to correspond with any patent office with repect to the Patents, and that this document does not create an attorney - client relationship with such practitioners to whom Licensee grants powers of attorney pursuant to this paragraph.

IN WITNESS WHEREOF this Memorandum of Exclusive License/Rights is executed at
Salt Lake City, Utah on May 28, 2009.

LICENSOR: REMOTEMDX, INC. By: /S/ David Derrick Name: David Derrick Title: CEO

EXHIBIT D

TRANSFER OF RIGHTS IN CERTAIN ASSETS